Exhibit 99.1

CC Media Holdings, Inc. Reports Fourth Quarter and Full Year 2009 Results

San Antonio, Texas March 11, 2010…CC Media Holdings, Inc. (OTCBB: CCMO) today reported results for its fourth quarter and year ended December 31, 2009.

CC Media Holdings reported revenues of $5.6 billion for 2009, a decline of 17% as compared to 2008. The decline in the Company’s revenues resulted from the global economic downturn and related decrease in advertising spend worldwide. In 2009, CC Media Holdings undertook a restructuring of its businesses partly in response to the decline in advertising revenues, and reduced total operating expenses to $4.0 billion for 2009, a 14% decrease compared to 2008.

CC Media Holdings reported revenues of $1.5 billion for the fourth quarter of 2009, a decline of 6% compared to $1.6 billion for the fourth quarter of 2008. The fourth quarter decline, as compared to the same period of 2008, was an improvement over larger declines in each of the first three quarters of 2009 when compared to the same periods in 2008. Mark Mays, President and CEO of CC Media Holdings, commented: “We began to see encouraging trends in the global advertising environment during the fourth quarter, as our overall revenues demonstrated sequential improvement in the final three months of the year.”

Mark Mays further noted: “During the past year, we have implemented a concerted plan to achieve significant cost efficiencies across our operations. We have also strengthened our management team and sales organization and made considerable progress in developing our content distribution and advertising capabilities. These efforts will continue in 2010 as we seek to maximize our performance. We have a world-leading platform in the out-of-home media market, which enables us to deliver what we believe is an exceptional value proposition to advertisers. As we drive revenue growth across our operations, we believe we will increasingly benefit from our improved operating leverage, resulting in increased returns for our shareholders.”

Fourth Quarter 2009 Results

CC Media Holdings reported revenues of $1.5 billion in the fourth quarter of 2009, a decrease of 6% from the $1.6 billion reported for the fourth quarter of 2008, and revenues would have declined 8% excluding the effects of movements in foreign exchange rates.1

The Company’s operating expenses decreased 12% to approximately $1.1 billion during the fourth quarter of 2009 compared to the fourth quarter of 2008, and would have declined 14% excluding the effects of movements in foreign exchange rates.1 Also included in the Company’s fourth quarter 2009 operating and corporate expenses are approximately $51.1 million of restructuring and other non-recurring charges related to our restructuring program and $11.3 million of non-cash compensation expense.

The Company’s income before discontinued operations in the fourth quarter of 2009 increased to $149.7 million compared to a loss before discontinued operations of $5.0 billion for the same period in 2008.

CC Media Holdings’ OIBDAN (defined as Operating Income before Depreciation and amortization, Impairment charge, Non-cash compensation expense, Merger expenses and Other operating income (expense) – net) was $360.3 million in the fourth quarter of 2009, a 16% increase from the fourth quarter of 2008.1

Full Year 2009 Results

For the full year, CC Media Holdings reported revenues of $5.6 billion, a decrease of 17% from the $6.7 billion reported for the same period in 2008. Excluding the effects of foreign exchange, the decline would have been 15%.1

The Company’s operating expenses decreased 14% to $4.0 billion during the year compared to 2008, and excluding the effects of movements in foreign exchange rates the decline would have been 12%.1 Also included in the Company’s 2009 operating and corporate expenses were approximately $39.8 million of non-cash compensation expense and approximately $164.4 million of restructuring charges.

The Company’s loss before discontinued operations for the full year 2009 was $4.0 billion compared to a loss before discontinued operations of $4.6 billion for 2008. CC Media Holdings’ OIBDAN was $1.3 billion in 2009, a 29% decrease from 2008.1

Revenue, Operating Expenses, and OIBDAN by Division

The discussion of the Company’s 2008 results in this release is presented on a combined basis for the pre-merger and the post-merger period for 2008. The 2008 pre-merger and post-merger results are presented below in Table 1, but are not discussed separately in this release. The Company believes that the discussion on a combined basis is more meaningful as it allows the results of the operations to be analyzed and compared to comparable periods in 2009.

(In thousands)	Three Months Ended December 31,		%	Year Ended December 31,		%
	2009	2008	Change	2009	2008	Change
Revenue:
Radio Broadcasting	$711,983	$788,837	(10)%	$2,736,404	$3,293,874	(17)%
Americas Outdoor	339,894	342,188	(1)%	1,238,171	1,430,258	(13)%
International Outdoor	423,175	443,337	(5)%	1,459,853	1,859,029	(21)%
Other	58,660	59,385	(1)%	200,467	209,965	(5)%
Eliminations	(21,628)	(24,942)		(82,986)	(104,443)

Consolidated revenue	$1,512,084	$1,608,805	(6)%	$5,551,909	$6,688,683	(17)%

Operating expenses[2]:
Radio Broadcasting	$468,228	$585,034	(20)%	$1,827,028	$2,124,146	(14)%
Americas Outdoor	219,544	240,287	(9)%	802,297	891,950	(10)%
International Outdoor	368,718	383,769	(4)%	1,296,801	1,585,924	(18)%
Other	46,962	51,374	(9)%	188,051	186,420	1%
Eliminations	(21,628)	(24,942)		(82,986)	(104,443)

Consolidated Operating expenses	$1,081,824	$1,235,522	(12)%	$4,031,191	$4,683,997	(14)%

OIBDAN[1]:
Radio Broadcasting	$243,755	$203,803	20%	$909,376	$1,169,728	(22)%
Americas Outdoor	120,350	101,901	18%	435,874	538,308	(19)%
International Outdoor	54,457	59,568	(9)%	163,052	273,105	(40)%
Other	11,698	8,011		12,416	23,545
Corporate	(69,935)	(63,912)		(232,843)	(199,004)

Consolidated OIBDAN	$360,325	$309,371	16%	$1,287,875	$1,805,682	(29)%

In 2008 and 2009, the global economic downturn adversely affected advertising revenues across the Company’s businesses. In the fourth quarter of 2008, the Company initiated an ongoing, company-wide strategic review of its costs and organizational structure to identify opportunities to maximize efficiency and realign expenses with its current and long-term business outlook. As of December 31, 2009, the Company had incurred a total of $260.3 million of costs in conjunction with this restructuring program. The Company estimates the benefit of the restructuring program was an approximate $441.3 million aggregate reduction to fixed operating and corporate expenses in 2009 and that the benefit of these initiatives will be fully realized by 2011.

No assurance can be given that the restructuring program will achieve all of the anticipated cost savings in the timeframe expected or at all, or that the cost savings will be sustainable. In addition, the Company may modify or terminate the restructuring program in response to economic conditions or otherwise.

[1]

See reconciliations of revenue and operating and corporate expenses excluding the effects of foreign exchange to revenue and excluding foreign exchange and non-cash compensation expense to direct operating expenses, SG&A and corporate expenses and the reconciliation of OIBDAN to net income at the end of this press release.

[2]

The Company’s operating expenses include Direct operating expenses and Selling, general and administrative expenses, but excludes non-cash compensation expenses associated with the Company’s stock option grants and restricted stock awards.

Radio Broadcasting

The Company’s radio broadcasting revenues declined approximately $557.5 million during 2009 compared to 2008, driven by decreases in local and national revenues of $388.5 million and $115.1 million, respectively. Local and national revenues were down across markets and advertising categories as a result of an overall weakness in advertising and the economy. The decline in advertising demand led to declines in total minutes sold and yield per minute in 2009 compared to 2008.

Direct operating and SG&A expenses declined approximately $326.6 million. Compensation expense declined approximately $55.0 million primarily as a result of cost savings from the Company’s restructuring program. Non-renewals of sports contracts resulted in a decrease in expense of $9.1 million. The Company also experienced a $43.3 million decline in marketing and promotional expenses, a $122.9 million decline in commission and compensation expenses related to the decline in revenue and cost savings from the restructuring program, and an $18.3 million decline in bad debt expense. The declines were partially offset by an increase of approximately $9.4 million in programming expenses primarily related to new contract talent payments in the Company’s national syndication business and an increase of $34.1 million in expense primarily associated with severance costs related to the restructuring program.

Americas Outdoor Advertising

The Company’s Americas revenue decreased approximately $192.1 million during 2009 compared to 2008. The decrease resulted primarily from declines in bulletin, poster and transit revenues due to cancellations and non-renewals from larger national advertisers as a result of the overall weakness in advertising and the economy. The decline in bulletin, poster and transit revenues was also impacted by a decline in rate compared to 2008.

Direct operating and SG&A expenses decreased $90.1 million during 2009 compared to 2008, primarily from a $25.3 million decrease in site-lease expenses associated with cost savings from the Company’s restructuring program, as well as a decline in variable expenses related to revenues. A $26.0 million decline in commissions associated with a decline in revenues and cost savings and a $16.2 million decline in bad debt expense as a result of accounts collected and an improvement in the aging of the Company’s accounts receivable in 2009 also contributed to the decrease.

International Outdoor Advertising

The Company’s International revenue decreased approximately $399.2 million in 2009 compared to 2008, with approximately $118.5 million from movements in foreign exchange rates. The revenue decline occurred across most countries, with the most significant decline in France of $75.5 million due to weak advertising demand. Other countries with significant declines included the U.K. and Italy, which declined $30.4 million and $28.3 million, respectively, due to weak advertising markets.

Direct operating and SG&A expenses decreased $288.9 million during 2009 compared to 2008, including a decrease of $109.3 million from movements in foreign exchange. In addition, cost savings from the restructuring program and decline in revenue resulted in a decrease of $146.4 million in site lease expenses, $34.3 million in compensation expense and $25.8 million in administrative expenses.

Conference Call

Clear Channel Outdoor Holdings, Inc., a publicly traded subsidiary of CC Media Holdings, will be hosting a teleconference to discuss its results today at 5:00 p.m. Eastern Time. The conference call number is 866-254-5934 and the pass code is 148441. Please call ten minutes in advance to ensure that you are connected prior to the presentation. The teleconference will also be available via a live audio cast on the investor section of the Clear Channel website, located at www.clearchannel.com/Investors/. A replay of the call will be available after the live conference call, beginning at 7:00 p.m. Eastern Time, for a period of one week. The replay numbers are 800-475-6701 (U.S. callers) and 320-365-3844 (International callers) and the pass code is 148441. The audio cast will also be archived on the website and will be available beginning 24 hours after the call for a period of one week.

TABLE 1 - Financial Highlights of CC Media Holdings, Inc. and Subsidiaries

The discussion in this release is presented on a combined basis of the pre-merger and post-merger periods for 2008. The 2008 combined post-merger and pre-merger results are presented below, but are not discussed separately. The Company believes that the discussion on a combined basis is more meaningful as it allows the results of the operations to be analyzed to comparable periods in 2009. See reconciliation of combined results below.

	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
(In thousands)	2009 Post-merger	2008 Post-merger		2009 Post-merger	2008 Combined
Revenue	$1,512,084	$1,608,805	(6)%	$5,551,909	$6,688,683	(17)%
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	695,060	724,607		2,583,263	2,904,444
Selling, general and administrative expenses (excludes depreciation and amortization)	391,444	515,318		1,466,593	1,829,246
Depreciation and amortization	191,480	239,901		765,474	696,830
Corporate expenses (excludes depreciation and amortization)	76,519	68,881		253,964	227,945
Merger expenses	—	68,085		—	155,769
Impairment charge	77,672	5,268,858		4,118,924	5,268,858
Other operating income (expense) - net	(17,830)	12,363		(50,837)	28,032

Operating income (loss)	62,079	(5,264,482)		(3,687,146)	(4,366,377)
Interest expense	359,874	434,289		1,500,866	928,978
Gain (loss) on marketable securities	7	(116,552)		(13,371)	(82,290)
Equity in earnings (loss) of nonconsolidated affiliates	(8)	3,707		(20,689)	100,019
Other income – net	29,985	142,419		679,716	126,393

Loss before income taxes and discontinued operations	(267,811)	(5,669,197)		(4,542,356)	(5,151,233)
Income tax benefit:
Current	118,895	38,512		76,129	49,449
Deferred	298,583	624,902		417,191	474,591

Income tax benefit	417,478	663,414		493,320	524,040

Income (loss) before discontinued operations	149,667	(5,005,783)		(4,049,036)	(4,627,193)
Income (loss) from discontinued operations, net	—	(832)		—	638,391

Consolidated net income (loss)	149,667	(5,006,615)		(4,049,036)	(3,988,802)
Amount attributable to noncontrolling interest	2,277	(9,349)		(14,950)	16,671

Net income (loss) attributable to the Company	$147,390	$(4,997,266)		$(4,034,086)	$(4,005,473)

	Post-merger	Pre-merger	Combined
(In thousands)	Period from July 31 through December 31, 2008	Period From January 1 through July 30, 2008	Twelve Months Ended December 31, 2008
Revenue	$2,736,941	$3,951,742	$6,688,683
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	1,198,345	1,706,099	2,904,444
Selling, general and administrative expenses (excludes depreciation and amortization)	806,787	1,022,459	1,829,246
Depreciation and amortization	348,041	348,789	696,830
Corporate expenses (excludes depreciation and amortization)	102,276	125,669	227,945
Merger expenses	68,085	87,684	155,769
Impairment charges	5,268,858	—	5,268,858
Other operating income (expense) - net	13,205	14,827	28,032

Operating income (loss)	(5,042,246)	675,869	(4,366,377)
Interest expense	715,768	213,210	928,978
Income (loss) on marketable securities	(116,552)	34,262	(82,290)
Equity in earnings of nonconsolidated affiliates	5,804	94,215	100,019
Other income (expense) – net	131,505	(5,112)	126,393

Income (loss) before income taxes and discontinued operations	(5,737,257)	586,024	(5,151,233)
Income tax benefit (expense):
Current	76,729	(27,280)	49,449
Deferred	619,894	(145,303)	474,591

Income tax benefit (expense)	696,623	(172,583)	524,040

Income (loss) before discontinued operations	(5,040,634)	413,441	(4,627,193)
Income (loss) from discontinued operations, net	(1,845)	640,236	638,391

Consolidated net income (loss)	(5,042,479)	1,053,677	(3,988,802)
Amount attributable to noncontrolling interest	(481)	17,152	16,671

Net income (loss) attributable to the Company	$(5,041,998)	$1,036,525	$(4,005,473)

The Company was formed in May 2007 by private equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. for the purpose of acquiring the business of Clear Channel Communications, Inc. The acquisition was consummated on July 30, 2008.

The information in Table 1 is presented for two periods: post-merger and pre-merger. The financial reporting periods are presented as follows:

•

The period from January 1, 2009 through December 31, 2009 and from July 31 through December 31, 2008 includes the post-merger period of the Company, reflecting the purchase accounting adjustments related to the merger.

•

The period from January 1, 2008 through July 30, 2008 includes the pre-merger period of the Company. The consolidated financial statements for all pre-merger periods were prepared using Clear Channel’s historical basis of accounting. As a result of the merger and the associated preliminary purchase accounting, the consolidated financial statements of the post-merger periods are not comparable to periods preceding the merger.

TABLE 2 - Selected Balance Sheet Information

Selected balance sheet information for 2009 and 2008 was:

(In millions)	December 31, 2009	December 31, 2008
Cash	$1,884.0	$239.8
Total Current Assets	$3,658.8	$2,066.6
Net Property, Plant and Equipment	$3,332.4	$3,548.2
Total Assets	$18,047.1	$21,125.5
Current Liabilities (excluding current portion of long-term debt)	$1,145.4	$1,283.0
Long-Term Debt (including current portion of long-term debt)	$20,701.9	$19,503.6
Shareholders’ Deficit	$(6,844.7)	$(2,916.2)

TABLE 3 - Capital Expenditures

Capital expenditures for the full year of 2009 and 2008 were:

(In millions)	December 31, 2009	December 31, 2008
Non-revenue producing	$95.0	$157.6
Revenue producing	128.8	272.9

Total capital expenditures	$223.8	$430.5

The Company defines non-revenue producing capital expenditures as those expenditures that are required on a recurring basis. Revenue producing capital expenditures are discretionary capital investments for new revenue streams, similar to an acquisition.

TABLE 4 - Restructuring Program Costs

The Company incurred the following costs in conjunction with its restructuring program:

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2009	2008	2009	2008
Radio Broadcasting	$13.5	$53.7	$67.8	$53.7
Outdoor Advertising	28.5	34.0	48.4	34.0
Other	2.2	1.9	12.6	1.9
Corporate	6.9	6.3	35.6	6.3

Total	$51.1	$95.9	$164.4	$95.9

TABLE 5 – Total Debt

At December 31, 2009 and December 31, 2008, CC Media Holdings had total debt of:

(in thousands)	December 31, 2009	December 31, 2008
Senior Secured Credit Facilities	$13,928,111	$13,925,488
Other secured debt	5,225	6,604

Total Consolidated Secured Debt	13,933,336	13,932,092

Senior Cash Pay and Senior Toggle Notes	1,711,450	2,310,000
Clear Channel Senior Notes	3,267,549	4,306,440
Subsidiary Senior Notes	2,500,000	—
Other long-term debt	77,657	69,260
Purchase accounting adjustments and original issue (discount) premium	(788,087)	(1,114,172)

Total long term debt (including current portion of long-term debt)	$20,701,905	$19,503,620

Liquidity and Financial Position

For the year ended December 31, 2009, cash flow from operating activities was $181.2 million, cash flow used by investing activities was $141.7 million, and cash flow provided by financing activities was $1,604.7 million for a net increase in cash of $1,644.2 million.

The Company’s senior secured credit facilities currently require the Company to comply with a maximum consolidated senior secured net debt to adjusted EBITDA (as calculated in accordance with the senior secured credit facilities, maximum of 9.5:1) ratio. Secured Leverage, defined under the senior secured credit facilities as secured debt, net of cash, divided by the trailing 12-month consolidated adjusted EBITDA2, was 7.4:1 at December 31, 2009.

2 Clear Channel’s consolidated adjusted EBITDA of $1.6 billion is calculated as the trailing twelve months operating income before depreciation and amortization, impairment charge, other operating (expense)-net, all as shown on the consolidated statement of operations plus non-cash compensation, and is further adjusted for certain items, including: (i) an increase for expected cost savings (limited to $100.0 million in any twelve month period) of $100.0 million; (ii) an increase of $20.9 million for cash received from nonconsolidated affiliates; (iii) an increase of $24.6 million for non-cash items; (iv) an increase of $164.4 million related to expenses incurred associated with our cost savings program; and (v) an increase of $38.8 million for various other items.

Supplemental Disclosure Regarding Non-GAAP Financial Information

Operating Income (Loss) before Depreciation and Amortization (D&A), Non-cash Compensation Expense and Other Operating Income – Net (OIBDAN)

The following tables set forth the Company’s OIBDAN for the three months and years ended December 31, 2009 and 2008. The Company defines OIBDAN as consolidated net income (loss) adjusted to exclude non-cash compensation expense and the following line items presented in its Statement of Operations: Income (loss) from discontinued operations; Income tax benefit (expense); Other income (expense) - net; Equity in earnings (loss) of nonconsolidated affiliates; Gain (loss) on marketable securities; Interest expense; Other operating income (expense) – net; D&A; Impairment charge; and Merger expenses.

The Company uses OIBDAN, among other things, to evaluate the Company’s operating performance. This measure is among the primary measures used by management for planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management. This measure is an important indicator of the Company’s operational strength and performance of its business because it provides a link between profitability and cash flows from operating activities. It is also a primary measure used by management in evaluating companies as potential acquisition targets.

The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management. It helps improve investors’ ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different capital structures, stock option structures or tax rates. In addition, the Company believes this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

Since OIBDAN is not a measure calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance and may not be comparable to similarly titled measures employed by other companies. OIBDAN is not necessarily a measure of the Company’s ability to fund its cash needs. As it excludes certain financial information compared with operating income and net income (loss), the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded.

In addition, because a significant portion of the Company’s advertising operations are conducted in foreign markets, principally the Euro area, the United Kingdom and China, management reviews the operating results from its foreign operations on a constant dollar basis. A constant dollar basis (in which a foreign currency adjustment is made to show the 2009 actual foreign revenues and expenses at average 2008 foreign exchange rates) allows for comparison of operations independent of foreign exchange movements.

As required by the SEC, the Company provides reconciliations below to the most directly comparable amounts reported under GAAP, including (i) OIBDAN for each segment to consolidated operating income; (ii) Revenue excluding foreign exchange effects to revenue; (iii) Expense excluding foreign exchange effects to expenses; (iv) Expense excluding non-cash compensation expense to expenses; and (v) OIBDAN to net income.

Reconciliation of OIBDAN for each segment to Consolidated Operating Income (Loss)

(In thousands)	Operating income (loss)	Non-cash compensation expense	Depreciation and amortization	Other operating income (expense) – net, merger expenses and impairment charge	OIBDAN
Three Months Ended December 31, 2009
Radio Broadcasting	$178,271	$2,068	$63,416	$—	$243,755
Americas Outdoor	66,676	2,006	51,668	—	120,350
International Outdoor	(6,359)	606	60,210	—	54,457
Other	(2,263)	—	13,961	—	11,698
Impairment	(77,672)	—	—	77,672	—
Other operating expense – net	(17,830)	—	—	17,830	—
Corporate and other	(78,744)	6,584	2,225	—	(69,935)

Consolidated	$62,079	$11,264	$191,480	$95,502	$360,325

Three Months Ended December 31, 2008
Radio Broadcasting	$128,407	$2,101	$73,295	$—	$203,803
Americas Outdoor	47,731	1,776	52,394	—	101,901
International Outdoor	(32,194)	458	91,304	—	59,568
Other	(8,113)	68	16,056	—	8,011
Impairment charge	(5,268,858)	—	—	5,268,858	—
Other operating income – net	12,363	—	—	(12,363)	—
Merger costs	(68,085)	—	—	68,085	—
Corporate and other	(75,733)	4,969	6,852	—	(63,912)

Consolidated	$(5,264,482)	$9,372	$239,901	$5,324,580	$309,371

Year Ended December 31, 2009
Radio Broadcasting	$639,854	$8,276	$261,246	$—	$909,376
Americas Outdoor	217,617	7,977	210,280	—	435,874
International Outdoor	(68,727)	2,412	229,367	—	163,052
Other	(43,963)	—	56,379	—	12,416
Impairment	(4,118,924)	—	—	4,118,924	—
Other operating expense – net	(50,837)	—	—	50,837	—
Corporate and other	(262,166)	21,121	8,202	—	(232,843)

Consolidated	$(3,687,146)	$39,786	$765,474	$4,169,761	$1,287,875

Year Ended December 31, 2008
Radio Broadcasting	$979,121	$37,785	$152,822	$—	$1,169,728
Americas Outdoor	322,210	8,465	207,633	—	538,308
International Outdoor	6,221	2,167	264,717	—	273,105
Other	(31,419)	1,276	53,688	—	23,545
Impairment charge	(5,268,858)	—	—	5,268,858	—
Other operating income – net	28,032	—	—	(28,032)	—
Merger costs	(155,769)	—	—	155,769	—
Corporate and other	(245,915)	28,941	17,970	—	(199,004)

Consolidated	$(4,366,377)	$78,634	$696,830	$5,396,595	$1,805,682

Reconciliation of Revenue excluding Foreign Exchange Effects to Revenue

(In thousands)	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2009	2008		2009	2008
Consolidated Revenue	$1,512,084	$1,608,805	(6)%	$5,551,909	$6,688,683	(17)%
Excluding: Foreign exchange (increase) decrease	(27,442)	—		124,886	—

Revenue excluding effects of foreign exchange	$1,484,642	$1,608,805	(8)%	$5,676,795	$6,688,683	(15)%

Americas Outdoor revenue	$339,894	$342,188	(1)%	$1,238,171	$1,430,258	(13)%
Excluding: Foreign exchange (increase) decrease	(243)	—		6,377	—

Americas Outdoor revenue excluding effects of foreign exchange	$339,651	$342,188	(1)%	$1,244,548	$1,430,258	(13)%

International Outdoor revenue	$423,175	$443,337	(5)%	$1,459,853	$1,859,029	(21)%
Excluding: Foreign exchange (increase) decrease	(27,199)	—		118,509	—

International Outdoor revenue excluding effects of foreign exchange	$395,976	$443,337	(11)%	$1,578,362	$1,859,029	(15)%

Reconciliation of Expense (Direct Operating and SG&A Expenses)

excluding Foreign Exchange Effects to Expense

(In thousands)	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2009	2008		2009	2008
Consolidated expense	$1,086,504	$1,239,925	(12)%	$4,049,856	$4,733,690	(14)%
Excluding: Foreign exchange (increase) decrease	(24,533)	—		114,155	—

Consolidated expense excluding effects of foreign exchange	$1,061,971	$1,239,925	(14)%	$4,164,011	$4,733,690	(12)%

Americas Outdoor expense	$221,550	$242,063	(8)%	$810,274	$900,415	(10)%
Excluding: Foreign exchange (increase) decrease	(253)	—		4,850	—

Americas Outdoor expense excluding effects of foreign exchange	$221,297	$242,063	(9)%	$815,124	$900,415	(9)%

International Outdoor expense	$369,324	$384,227	(4)%	$1,299,213	$1,588,091	(18)%
Excluding: Foreign exchange (increase) decrease	(24,280)	—		109,305	—

International Outdoor expense excluding effects of foreign exchange	$345,044	$384,227	(10)%	$1,408,518	$1,588,091	(11)%

Reconciliation of Expense (Direct Operating and SG&A Expenses excluding Non-cash compensation expense to Expense)

(In thousands)	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2009	2008		2009	2008
Radio Broadcasting	$470,296	$587,135	(20)%	$1,835,304	$2,161,931	(15)%
Less: Non-cash compensation expense	(2,068)	(2,101)		(8,276)	(37,785)

	468,228	585,034	(20)%	1,827,028	2,124,146	(14)%

Americas Outdoor	221,550	242,063	(8)%	810,274	900,415	(10)%
Less: Non-cash compensation expense	(2,006)	(1,776)		(7,977)	(8,465)

	219,544	240,287	(9)%	802,297	891,950	(10)%

International Outdoor	369,324	384,227	(4)%	1,299,213	1,588,091	(18)%
Less: Non-cash compensation expense	(606)	(458)		(2,412)	(2,167)

	368,718	383,769	(4)%	1,296,801	1,585,924	(18)%

Other	46,962	51,442	(9)%	188,051	187,696	—
Less: Non-cash compensation expense	—	(68)		—	(1,276)

	46,962	51,374	(9)%	188,051	186,420	1%

Eliminations	(21,628)	(24,942)		(82,986)	(104,443)

Plus: Non-cash compensation expense	4,680	4,403		18,665	49,693

Consolidated divisional operating expenses	$1,086,504	$1,239,925	(12)%	$4,049,856	$4,733,690	(14)%

Reconciliation of OIBDAN to Net income

(In thousands)	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2009	2008		2009	2008
OIBDAN	$360,325	$309,371	16%	$1,287,875	$1,805,682	(29)%
Non-cash compensation expense	11,264	9,372		39,786	78,634
Depreciation and amortization	191,480	239,901		765,474	696,830
Merger costs	—	68,085		—	155,769

Impairment charge	77,672	5,268,858		4,118,924	5,268,858

Other operating income (expense) – net	(17,830)	12,363		(50,837)	28,032

Operating income	62,079	(5,264,482)		(3,687,146)	(4,366,377)

Interest expense	359,874	434,289		1,500,866	928,978

Gain (loss) on marketable securities	7	(116,552)		(13,371)	(82,290)

Equity in earnings (loss) of nonconsolidated affiliates	(8)	3,707		(20,689)	100,019

Other income (expense) – net	29,985	142,419		679,716	126,393

Loss before income taxes and discontinued operations	(267,811)	(5,669,197)		(4,542,356)	(5,151,233)

Income tax (expense) benefit:

Current	118,895	38,512		76,129	49,449

Deferred	298,583	624,902		417,191	474,591

Income tax benefit (expense)	417,478	663,414		493,320	524,040

Income (loss) before discontinued operations	149,667	(5,005,783)		(4,049,036)	(4,627,193)

Income (loss) from discontinued operations	—	(832)		—	638,391

Consolidated net income (loss)	149,667	(5,006,615)		(4,049,036)	(3,988,802)

Amount attributable to noncontrolling interest	2,277	(9,349)		(14,950)	16,671

Net Income (loss) attributable to the Company	$147,390	$(4,997,266)		$(4,034,086)	$(4,005,473)

About CC Media Holdings, Inc.

CC Media Holdings, the parent company of Clear Channel Communications, is a global media and entertainment company specializing in mobile and on-demand entertainment and information services for local communities and premier opportunities for advertisers. The company’s businesses include radio and outdoor displays.

For further information contact: Lisa Dollinger, Chief Communications Officer, (210) 832-3474, or visit the Company’s web site at www.clearchannel.com.

Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of CC Media Holdings and its subsidiaries, including Clear Channel Communications, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “believe,” “expect,” “anticipate,” “estimates” and “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this release include, but are not limited to: changes in business, political and economic conditions in the U.S. and in other countries in which the Company currently does business (both general and relative to the advertising industry); fluctuations in interest rates; changes in operating performance; shifts in population and other demographics; changes in the level of competition for advertising dollars; fluctuations in operating costs; technological changes and innovations; changes in labor conditions; changes in governmental regulations and policies and actions of regulatory bodies; fluctuations in exchange rates and currency values; changes in tax rates; and changes in capital expenditure requirements; access to capital markets and changes in credit ratings. Other unknown or unpredictable factors also could have material adverse effects on the Company’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this document. Other key risks are described in the Company’s reports filed with the U.S. Securities and Exchange Commission, including in the section entitled “Item 1A. Risk Factors” of CC Media Holdings’ Annual Report on Form 10-K for the period ended December 31, 2008. Except as otherwise stated in this release, the Company does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.